Exhibit 99.1

GENTEX REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - April 28, 2023) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three months ended March 31, 2023.
1st Quarter 2023 Summary

•Net sales of $550.8 million, a quarterly sales record, and an 18% increase compared to the first quarter of 2022
•Gross profit margin of 31.7%, an increase of 50 basis points from the fourth quarter of 2022
•Net income of $97.6 million, an increase of 11% compared to the first quarter of 2022
•Earnings per diluted share of $0.42 for the quarter, an increase of 14% compared to the first quarter of 2022

    For the first quarter of 2023, the Company reported net sales of $550.8 million, compared to net sales of $468.3 million in the first quarter of 2022, an 18% quarter over quarter increase and a new quarterly sales record for the Company. For the first quarter of 2023, global light vehicle production in North America, Europe, Japan/Korea, and China increased approximately 6%, when compared to the first quarter of 2022. "Many of the supply chain issues that held back the industry during calendar year 2022 have improved and the demand for our products, combined with the increased light vehicle production, led to record revenue in the quarter. While light vehicle production is still below pre-pandemic levels, demand for the Company’s products resulted in a 12% outperformance versus the underlying market," said President and CEO, Steve Downing.
For the first quarter of 2023, the gross margin was 31.7%, compared to a gross margin of 34.3% for the first quarter of 2022. The first quarter of 2023 gross margin was impacted by raw material cost increases and labor cost increases, which were partially offset by improvements in freight related costs and price increases to customers. As compared to the fourth quarter of 2022, the gross margin increased from 31.2%, as a result of the higher sales levels, improvements in freight related costs, favorable product mix, and price increases to customers that carried forward into 2023. These tailwinds more than offset the potential margin decline coming from the one-time benefit of cost recoveries in the fourth

Exhibit 99.1
quarter of 2022 and the higher labor costs that became necessary last year. "Calendar year 2022 was marred with significant gross margin impacts from raw material cost increases, supply chain stresses, labor cost increases, volatility, and overall inflation that resulted in significant downward pressure on our margins and profitability. In the fourth quarter of 2022, however, we began the process of stabilizing and improving gross margins by realizing one-time cost recoveries for calendar year 2022 and securing sustained price increases that carried into the first quarter of 2023. Gross margins hit a low point in 2022 during the third quarter when they fell to 29.8%, but in the fourth quarter of 2022 we secured one-time cost recoveries that improved margins to 31.2%. In the first quarter of 2023, we further improved gross margins to 31.7%, even without any one-time cost recoveries. Our plan for margin recovery, based on a timeline that covers 2023 and 2024, is designed to achieve a targeted margin profile of 35 - 36% by the end of 2024. Based on our progress in the last two quarters, we believe we are well on our way to accomplishing this plan,” commented Downing.
     Operating expenses during the first quarter of 2023 increased by 8% to $61.5 million, compared to operating expenses of $57.1 million in the first quarter of 2022. Operating expenses increased during the first quarter of 2023 primarily due to staffing and professional fees, which were partially offset by lower outbound freight expenses. “Our operating expenses for the first quarter of 2023 are slightly below our forecasted range for the full year, but we plan for those expenses to ramp up throughout 2023 in support of our product development strategy, new business awards, VA/VE initiatives, and our expected growth rate in 2023 and 2024,” said Downing.
    Income from operations for the first quarter of 2023 was $113.3 million, compared to income from operations of $103.3 million for the first quarter of 2022.
During the first quarter of 2023, the Company had an effective tax rate of 15.9%, which was primarily driven by the benefit of the foreign derived intangible income deduction.
Net income was $97.6 million for the first quarter of 2023, compared to net income of $87.5 million for the first quarter of 2022. The increase in net income was primarily the result of the quarter over quarter increases in net sales and operating profits.
Earnings per diluted share for the first quarter of 2023 were $0.42, compared to earnings per diluted share of $0.37 for the first quarter of 2022.

Exhibit 99.1
    Automotive net sales in the first quarter of 2023 were $537.4 million, a 17% increase when compared with $458.0 million in the first quarter of 2022. Auto-dimming mirror unit shipments increased 16% during the quarter, compared to the first quarter of 2022.
    Other net sales in the first quarter of 2023, which includes dimmable aircraft windows and fire protection products, were $13.3 million, compared to other net sales of $10.3 million in the first quarter of 2022. Fire protection sales increased by 10% for the first quarter of 2023, compared to the first quarter of 2022. Dimmable aircraft window sales increased by 118% for the first quarter of 2023, compared to the first quarter of 2022.
Share Repurchases
During the first quarter of 2023, the Company repurchased 1.0 million shares of its common stock at an average price of $27.19 per share. As of March 31, 2023, the Company has approximately 19.7 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecasts for light vehicle production for the second quarter of 2023, and full years 2023 and 2024, are based on the mid-April 2023 S&P Global Mobility forecast for light vehicle production in North America, Europe, Japan/Korea, and China. Light vehicle production in these markets is expected to increase 14% for the second quarter of 2023, as compared to light vehicle production for the second quarter of 2022. For calendar year 2023, light vehicle production in these markets is forecasted to increase 4%, when compared to calendar year 2022. Second quarter 2023 and calendar

Exhibit 99.1
years 2023 and 2024 forecasted vehicle production volumes from S&P Global Mobility are shown below:

Light Vehicle Production (per S&P Global Mobility mid-April light vehicle production forecast)
(in Millions)
Region	Q2 2023	Q2 2022	% Change	Calendar Year 2024	Calendar Year 2023	Calendar Year 2022	2024 vs 2023 % Change	2023 vs 2022 % Change
North America	3.89	3.55	10%	15.56	15.04	14.30	3%	5%
Europe	4.29	3.97	8%	17.57	16.94	15.83	4%	7%
Japan and Korea	3.03	2.50	21%	11.68	12.02	11.11	(3)%	8%
China	6.56	5.51	19%	27.97	26.40	26.40	6%	—%
Total Light Vehicle Production	17.77	15.53	14%	72.78	70.40	67.64	3%	4%

Based on this light vehicle production forecast, the Company is making no changes to its previously provided guidance for calendar year 2023 as shown in the table below.

2023 Guidance
Item	Amount
Revenue	Approximately $2.2 billion
Gross Margin	32% - 33%
Operating Expenses	$260 - $270 million
Tax Rate	15% - 17%
Capital Expenditures	$200 - $225 million
Depreciation & Amortization	$100 - $110 million

Additionally, based on the Company’s current forecasts for light vehicle production for calendar year 2024, the Company still expects calendar year 2024 revenue growth of approximately 10% above the 2023 revenue guidance of $2.2 billion.
"Overall, the first quarter of 2023 performance was largely in-line with our expectations as demand for our products was very strong, which ultimately resulted in record sales performance for the quarter. Our teams continue to perform diligently to avoid supply shortages and our focus on labor challenges has resulted in employment growth in recent months. We believe these increases in headcount will provide our operations team some much-needed relief from the hectic build schedules we have experienced much of last year and will be critical in supporting the aggressive growth targets we are forecasting throughout the remainder of 2023 and into 2024. A larger team is also critical to create the opportunity to reduce overtime, scrap, and yield loss which are needed to support our gross margin recovery initiatives. Obviously, there remains a tremendous amount of work to be done to achieve the

Exhibit 99.1
targeted margin profile, but I am pleased with the progress made so far, and have complete confidence that the Gentex team has the capability, adaptability, and grit to accomplish our plan,” concluded Downing.
Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our

Exhibit 99.1
business; and the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include the impacts of COVID-19 (coronavirus) pandemic and supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of April 19, 2023 (http://www.gentex.com/forecast-disclaimer).
First Quarter Conference Call
    The Company will host a conference call related to this news release and it will simulcast beginning at 9:30 a.m. EDT, April 28, 2023. Participants who wish to ask questions may register for the call at https://register.vevent.com/register/BIb60952d8331942d3ab9478bf5e77ad5c to receive the dial-in numbers and unique PIN to access the call. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/rm2x63un. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.

Exhibit 99.1
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended March 31,
	2023	2022	% Change
North American Interior Mirrors	2,426	2,161	12%
North American Exterior Mirrors	1,619	1,461	11%
Total North American Mirror Units	4,045	3,623	12%
International Interior Mirrors	5,771	5,087	13%
International Exterior Mirrors	2,901	2,293	27%
Total International Mirror Units	8,672	7,380	18%
Total Interior Mirrors	8,197	7,248	13%
Total Exterior Mirrors	4,519	3,755	20%
Total Auto-Dimming Mirror Units	12,717	11,003	16%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended March 31,
	2023	2022
Net Sales	$550,761,311	$468,250,776

Cost of Goods Sold	376,024,080	307,838,816
Gross Profit	174,737,231	160,411,960

Engineering, Research & Development	34,653,747	31,974,987
Selling, General & Administrative	26,832,837	25,131,068
Operating Expenses	61,486,584	57,106,055

Income from Operations	113,250,647	103,305,905

Other Income	2,744,455	(10,494)
Income before Income Taxes	115,995,102	103,295,411

Provision for Income Taxes	18,416,841	15,766,785

Net Income	$97,578,261	$87,528,626

Earnings Per Share(1)
Basic	$0.42	$0.37
Diluted	$0.42	$0.37

Cash Dividends Declared per Share	$0.120	$0.120

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2023	December 31, 2022
ASSETS
Cash and Cash Equivalents	$215,452,160	$214,754,638
Restricted Cash	4,000,000	4,000,000
Short-Term Investments	25,635,492	23,007,385
Accounts Receivable, net	332,867,128	276,493,752
Inventories	401,769,976	404,360,270
Other Current Assets	25,316,437	26,036,331
Total Current Assets	1,005,041,193	948,652,376

Plant and Equipment - Net	575,276,023	550,033,036

Goodwill	313,686,026	313,807,494
Long-Term Investments	229,398,824	202,331,983
Intangible Assets, net	214,535,910	219,360,910
Patents and Other Assets, net	95,409,859	93,044,125
Total Other Assets	853,030,619	828,544,512

Total Assets	$2,433,347,835	$2,327,229,924

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$297,030,732	$250,552,752
Other Non-current Liabilities	13,061,457	10,884,351
Shareholders' Investment	2,123,255,646	2,065,792,821
Total Liabilities & Shareholders' Investment	$2,433,347,835	$2,327,229,924